Subsidiaries of the Registrant



Following is a list of the Registrant's subsidiaries:

         Worldwide Team Sports, Inc.*

         Worldwide Basketball Management, Inc.*

         Worldwide Football Management, Inc.*

         Worldwide Sports Promotion, Inc.*

         Worldwide Bobcats Football, Inc.*
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* incorporated in the State of Delaware